EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-72229, 333-104320, 333-34638, 333-49948, 333-83112, 333-74155, and 333-144190 on Forms S-3 and Registration Statements Nos. 333-43227, 333-77739 and 333-135385 on Forms S-8 of our reports dated February 25, 2008, relating to the financial statements and financial statement schedules of Kilroy Realty Corporation, and the effectiveness of Kilroy Realty Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Kilroy Realty Corporation for the year ended December 31, 2007.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California
February 25, 2008